UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ALTISOURCE ASSET MANAGEMENT CORPORATION
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April 24, 2018

Dear Fellow Stockholder:

On behalf of the Board of Directors, we cordially invite you to attend the 2018 Annual Meeting of Stockholders of Altisource Asset Management Corporation, a U.S. Virgin Islands corporation (the “Company”), which will be held at the Buccaneer Hotel located at 5007 Estate Shoys, Christiansted, United States Virgin Islands 00820 on Thursday, May 24, 2018, at 8:30 a.m., Atlantic Standard Time. The matters to be considered by stockholders at the Annual Meeting of Stockholders are described in detail in the accompanying materials.

It is very important that you be represented at the 2018 Annual Meeting of Stockholders regardless of the number of shares you own or whether you are able to attend the Annual Meeting of Stockholders in person. We urge you to complete your proxy card in one of the manners described in the accompanying materials even if you plan to attend the 2018 Annual Meeting of Stockholders. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your support of and interest in Altisource Asset Management Corporation is sincerely appreciated.

Sincerely,
George G. Ellison
Chairman of the Board of Directors and
Chief Executive Officer

ALTISOURCE ASSET MANAGEMENT CORPORATION
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820

NOTICE OF THE 2018 ANNUAL MEETING OF STOCKHOLDERS AND IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2018

NOTICE

The 2018 Annual Meeting of Stockholders of Altisource Asset Management Corporation will be held:

Date:	Thursday, May 24, 2018

Time:	8:30 a.m., Atlantic Standard Time

Location:	The Buccaneer Hotel
5007 Estate Shoys
Christiansted, United States Virgin Islands 00820

PURPOSE

•	To consider and vote upon the election of four (4) Directors to serve until the 2019 Annual Meeting of Stockholders and/or until their successors are duly elected and qualified;

•	To consider and vote upon the ratification of the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2018; and

•	To transact such other business as may properly come before the meeting and any postponement or adjournment of the meeting.

PROCEDURES

•	Our Board of Directors has fixed April 18, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the 2018 Annual Meeting of Stockholders.

•	Only stockholders of record at the close of business on the record date will be entitled to vote at the 2018 Annual Meeting of Stockholders.

•
The proxy statement for our 2018 Annual Meeting of Stockholders and our annual report to stockholders were made available on or about April 24, 2018 on our website at www.altisourceamc.com under the section entitled “Shareholders.” The Form 10-K for the year ended December 31, 2017 was filed with the Securities and Exchange Commission (“SEC”) on March 1, 2018 and has been posted on our website at www.altisourceamc.com under the section entitled “Shareholders” since March 1, 2018. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com, a website that does not identify or track visitors of the site, by entering the 12 digit Control Number found on your Beneficial Notice Card or on your Proxy Card in the space provided.

By Order of the Board of Directors,
Stephen H. Gray
Corporate Secretary

April 24, 2018
Christiansted, United States Virgin Islands

ALTISOURCE ASSET MANAGEMENT CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

General Information

We have made this proxy statement (“Proxy Statement”) available to you on or about April 24, 2018 as a holder of common stock of Altisource Asset Management Corporation, a U.S. Virgin Islands corporation (“we,” “us,” “our,” “AAMC” or the “Company”) because our Board of Directors is soliciting your proxy to be used at our Annual Meeting of Stockholders and at any postponement or adjournment thereof (the “Annual Meeting”). The 2018 Annual Meeting of Stockholders will be held at the Buccaneer Hotel located at 5007 Estate Shoys, Christiansted, United States Virgin Islands 00820 on Thursday, May 24, 2018, at 8:30 a.m., Atlantic Standard Time for the purposes listed in the Notice of Annual Meeting of Stockholders.

At the Annual Meeting, our stockholders will be asked to consider and vote upon (i) the election of four (4) Directors to serve until the 2019 Annual Meeting of Stockholders and/or until their successors are duly elected and qualified and (ii) the ratification of the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2018.

We are not aware of any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their discretion on such matters.

Proxies to be exercised at the Annual Meeting are being solicited by and on behalf of our Board of Directors primarily through the use of the mails. Our Directors, officers, employees and other agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile or other personal contact. We will bear the cost of the solicitation of proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

Proxy Materials

Our proxy materials have been made available to stockholders on or about April 24, 2018 through the “Shareholders” link on our website at www.altisourceamc.com or through www.proxyvote.com. Our Annual Report on Form 10-K for the year ended December 31, 2017 was filed with the SEC and made available on our website on March 1, 2018.

Voting Procedures

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your bank or brokerage firm or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock. If your shares of common stock are held in your name, you can authorize a proxy to vote your shares in lieu of attending the Annual Meeting and voting in person. You may authorize a proxy to vote your shares over the Internet by following the instructions provided in the printed proxy materials. You may also authorize a proxy to vote your shares by mail or telephone pursuant to instructions provided on the proxy card. If you are authorizing a proxy to vote your shares over the Internet or by telephone, you will need to provide the control number that is printed on the proxy card that you receive.

If your common stock is held in the name of your bank or brokerage firm or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.
Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy to vote your shares in advance of the Annual Meeting as described above so that your vote is counted if you later decide not to attend the Annual Meeting.

How a Proxy Works

All valid proxies received prior to the meeting will be voted in accordance with your instructions. If no contrary instructions are given, other than as discussed below with respect to broker “non-votes,” each proxy received will be voted (1) “FOR” each of the nominees for Director, (2) “FOR” approval of the appointment of Ernst & Young LLP to be our independent registered public accounting firm for 2018 and with regard to any other business that properly comes before the meeting in accordance with the judgment of the persons appointed as proxies.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting and any postponement or adjournment of this meeting and will not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

•	filing written notice with our Corporate Secretary at the following address:

Stephen H. Gray, Corporate Secretary
Altisource Asset Management Corporation
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820

•	submitting a properly executed proxy bearing a later date; or

•	appearing at the Annual Meeting and giving the Corporate Secretary notice of your intention to vote in person.

Who May Vote

You are entitled to vote at the Annual Meeting or any postponement or adjournment thereof if you are a holder of record of our common stock at the close of business on April 18, 2018. At the close of business on April 18, 2018, there were 1,610,962 shares of common stock issued, outstanding and able to be voted (which excludes 1,218,714 treasury shares held by the Company that are not entitled to vote at the Annual Meeting). Each share of our common stock is entitled to one (1) vote at the Annual Meeting of Stockholders on all matters properly presented, other than the Company’s treasury shares. Abstentions and broker “non-votes” will be treated as present for purposes of a quorum.

Quorum and Voting Information

The presence at the Annual Meeting of a majority of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes,” if any, will be treated as present for purposes of determining the presence of a quorum.

A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

Proposal One - Election of Directors: Assuming a quorum, each of the four (4) nominees for Director requires a majority of the votes cast to be elected as Directors of AAMC. You may vote “FOR” a nominee, “AGAINST” a nominee or “ABSTAIN” with respect to a nominee. Cumulative voting in the election of Directors is not permitted.

Neither broker “non-votes” nor votes marked “ABSTAIN” will have an effect with regard to the election of any nominee.

Proposal Two - Ratification of Appointment of Independent Registered Public Accounting Firm: Assuming a quorum, the proposal to ratify the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2018 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. You may vote “FOR” or “AGAINST” or “ABSTAIN” on Proposal Two.

Abstentions will not be counted in determining the votes cast in connection with Proposal Two and will have no effect on the results of the vote on such proposal. Because your broker or other nominee is entitled to vote your shares with respect to Proposal Two, even if instructions are not received from you, there will be no broker “non-votes” with respect to this proposal.

If the shares you own are held in “street name” by a bank or brokerage firm or other nominee, your bank, brokerage firm or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank, brokerage firm or other nominee provides you. You will receive a proxy card that will tell you how to access our proxy materials and authorize a proxy to vote your shares via the Internet. It will also tell you how to request a paper or email copy of our proxy material. You should instruct your bank, brokerage firm or other nominee to vote your shares by following the voting instructions provided by your bank, brokerage firm or other nominee. Please contact your bank, brokerage firm or other nominee for further information.

The below table summarizes the voting requirements to elect Directors and to ratify the appointment of our independent registered public accounting firm proposed in this Proxy Statement:

Proposal		Vote Required
1.	Election of Directors	Majority of the votes cast at the meeting in person or by proxy and entitled to vote
2.	Ratification of Ernst & Young LLP	Majority of the votes cast at meeting in person or by proxy and entitled to vote

Board Recommendation

The Board recommends that you vote as follows:

•	“FOR” each of the four (4) director nominees set forth in Proposal One and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018 as set forth in Proposal Two.

Any properly authorized proxy as to which no instructions are given will be voted in accordance with the foregoing recommendation.

ELECTION OF DIRECTORS
(Proposal One)

Our Amended and Restated Bylaws provide that our Board of Directors shall consist of no less than four (4) members with the exact number to be determined by vote of a majority of the Board of Directors.

The four (4) nominees listed below for election as Directors at the Annual Meeting have been recommended by our Nomination/Governance Committee and nominated by our Board of Directors to serve on the Board until the 2019 Annual Meeting of Stockholders and/or until their successors are duly elected and qualified. Assuming a quorum, each of the four (4) nominees for Director will be elected as Directors if they receive a majority of the votes cast in person or by proxy at the meeting.

The Nomination/Governance Committee and our Board of Directors has nominated George G. Ellison to continue to serve as our Chairman of the Board of Directors. Dale Kurland, a current member of our Board of Directors, the Chair of our Audit Committee, a member of the Compensation Committee and our current Lead Independent Director, has informed the Board of Directors that she does not intend to stand for re-election to the Board at the 2018 Annual Meeting of Stockholders. Following the election of Directors at the 2018 Annual Meeting, the Board of Directors expects to appoint one of our independent Directors to serve as our Lead Independent Director upon the departure of Ms. Kurland. The Board of Directors has nominated each of Mr. Ellison, Mr. Byrd, Mr. Redleaf and Governor de Jongh to continue to serve as Directors. The Board is also undergoing a process to identify and appoint a new independent Director to fill the vacancy created by the departure of Ms. Kurland. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will nominate and vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as Director if elected.

Nominees for Director

The following table sets forth certain information concerning our four nominees for Director:

Name	Age (1)	Director Since	Audit Committee	Compensation Committee	Nomination/ Governance Committee
George G. Ellison	59	2015
Ricardo C. Byrd	69	2015	X	X	X (2)
John P. de Jongh, Jr.	60	2016	X (2)	X	X
Nathaniel Redleaf	33	2014	X	X (2)	X
___________

(1)	As of April 18, 2018.

(2)	Expected Committee Chair following the 2018 Annual Meeting of Stockholders.

The principal occupation for at least the last five (5) years and additional biographical information of each nominee for Director of AAMC is set forth below.

George G. Ellison. Mr. Ellison was elected to our Board of Directors in June 2015 and has served as our Chief Executive Officer since February 2015. Mr. Ellison was also appointed to the Board of Directors of Front Yard Residential Corporation (“Front Yard”) in August 2015 and has served as Front Yard's Chief Executive Officer since March 2015. Mr. Ellison is responsible for the overall strategic direction of our company and Front Yard. Prior to joining AAMC, Mr. Ellison had been employed for 19 years at Bank of America and its predecessor, NationsBank. Mr. Ellison held several roles over his career at Bank of America, most recently being the executive leading the team that managed the valuation and disposition of Bank of America’s legacy mortgage loan portfolio and a leading member of Bank of America’s Special Initiatives team that worked to resolve Bank of America’s representation and warranty litigation. Prior to his most recent roles, Mr. Ellison was Global Head of the Structured Products division within Bank of America’s Investment Banking platform. His responsibilities involved all Structured Products, including RMBS, ABS, ABCP Conduit and CMBS securities, among others. Mr. Ellison holds a Bachelor of Science in Industrial Engineering from the University of Pittsburgh and a Masters of Business Administration from the Wharton School of Business.

Mr. Ellison’s substantial experience in structured financing and his excellent business acumen provide great benefit to our Board of Directors. Mr. Ellison’s vision and leadership are instrumental in the performance of our organization.

Ricardo C. Byrd. Mr. Byrd was elected to our Board of Directors in June 2015. Mr. Byrd has served as the Executive Director of the National Association of Neighborhoods (NAN), one of the nation’s largest and oldest multi-issue membership associations of grass-roots neighborhood organizations, since 1995, and from 1982 to 1994, served as Federal FTA Project Manager for NAN. He has over thirty years of management experience in directing grass-roots programs. On America’s social and economic development challenges, he has served as a public policy catalyst, a community outreach strategist and resource person to the White House, Congressional, state and local government officials, corporations and neighborhood leaders. Mr. Byrd is a native Washingtonian, educated in the District of Columbia Public Schools, and holds a Bachelor of Arts degree from Howard University.

Mr. Byrd’s understanding of neighborhood and borrower needs will provide us with valuable inputs regarding borrower and tenant satisfaction. His grass-roots involvements in empowering neighborhood organizations to improve the quality of life will provide insights to the Company in managing Front Yard's business. His diverse experience will further enable the Company to consider other client opportunities and their related benefits.

Nathaniel Redleaf. Mr. Redleaf was elected to our Board of Directors in June 2014. Mr. Redleaf is a Partner at Luxor Capital Group, LP, a New York-based hedge fund (“Luxor”), where he focuses on the homebuilding, commercial real estate, finance and gaming sectors. Prior to joining Luxor, Mr. Redleaf was a Research Analyst at Imperial Capital, a distressed debt focused investment bank. Mr. Redleaf currently serves as a member of the board of directors of Innovate Managed Holdings LLC. He received his B.A. degree in Political Economies of Industrial Societies from the University of California, Berkeley in 2005.

Mr. Redleaf brings valuable experience to our Board of Directors in real estate investment, finance and capital markets.

John P. de Jongh, Jr. John P. de Jongh, Jr., the former Governor of the United States Virgin Islands, was appointed to our Board of Directors in December 2016. Governor de Jongh currently is a Principal of Chilmark Advisory, LLC (“Chilmark”), a U.S. Virgin Islands-based advisory firm with a focus on real estate, insurance and financial services. From January 2007 to January 2015, Governor de Jongh served two terms as the Governor of the U.S. Virgin Islands, during which he led the territory through the difficult economic periods following the financial crisis of 2008, sponsored legislation to expand access of small businesses to loan programs and export initiatives, ensured Government access to capital markets, negotiated public-private initiatives with cruise lines and rum producers and implemented revitalization projects for St. Croix, St. Thomas and St. John. From 2003 to 2006, Governor de Jongh served as a Principal of Chilmark in the same capacities as his current position. From 1992 to 2002, Governor de Jongh served as President, Chief Operating Officer and a member of the board of directors of Lockhart Companies Incorporated, a holding company with subsidiaries in real estate, insurance and financial services in the U.S. Virgin Islands, the British Virgin Islands and the Turks & Caicos. He also served three terms as the President of the St. Thomas-St. John Chamber of Commerce and the Community Foundation of the Virgin Islands, a philanthropic organization focused on children and families. From 1993 to 1995, he was a Senior Managing Consultant for Public Financial Management, Inc., where he implemented five-year strategic plans for the cities of Philadelphia, PA, New Haven, CT and Washington, DC. Prior to 1993, Governor de Jongh served in multiple capacities for the Government of the U.S. Virgin Islands, including Commissioner of Finance, Director of Finance for the Virgin Islands Finance Authority, Executive Assistant to the Governor and Chairman of the Virgin Islands Water and Power Authority. Governor de Jongh received his Bachelor of Arts in Economics from Antioch College.

Governor de Jongh’s substantial political and business experience in the U.S. Virgin Islands, as well as his financial and real estate-related experience in general, bring strong targeted knowledge to our Company and drive a diverse and local understanding to our Board of Directors for the jurisdiction in which we are located.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors plays an active role in overseeing management and representing the interests of the stockholders. Directors are expected to attend all meetings of the Board of Directors and the meetings of committees on which they serve. Directors are also consulted for advice and counsel between formal meetings. Our current Board of Directors held thirteen (13) meetings in 2017. Each incumbent Director attended 100% of these meetings during the period in which they served as well as the meetings held by all committees of our Board of Directors on which they served during the year. The Board of Directors also regularly held executive sessions of the independent directors. We do not have a formal policy regarding Director attendance at the Annual Meeting of Stockholders. However, all of the incumbent members of our Board of Directors attended our 2017 Annual Meeting of Stockholders.

Independence of Directors

Our Corporate Governance Guidelines provide that our Board of Directors must be comprised of a majority of Directors who qualify as independent Directors under the standards of the NYSE, which governs the NYSE MKT where our common stock is listed.

Our Board of Directors annually reviews the direct and indirect relationships that we have with each Director. The purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with AAMC are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by NYSE rules and law. Our current Board of Directors has determined that Messrs. Byrd, de Jongh and Redleaf and Ms. Kurland are independent Directors and were independent Directors for the full 2017 fiscal year. The Board of Directors expects that the ultimate replacement of Ms. Kurland on the Board will also qualify as an independent Director.

Board Leadership Structure

Our Board of Directors’ leadership structure has consisted of a Chairman who is also our Chief Executive Officer, a Lead Independent Director, who is elected by the independent directors, and three Committee Chairs, each of whom are independent directors. The Chair of our Audit Committee has generally been our Lead Independent Director, although we do not have a policy that the Lead Independent Director must be Chair of the Audit Committee. We expect to appoint one of our independent Directors as Lead Independent Director at the Nomination/Governance Committee and Board meetings to be held on the day of our 2018 Annual Meeting. We discuss succession planning with respect to our Chairman, our Chief Executive Officer, and other business heads at least annually.

Our Board has combined the positions of Chairman and Chief Executive Officer since Mr. Ellison was appointed as Chairman of the Board in June 2015. Our Board believes that we are well-served by Mr. Ellison’s service as both Chairman of the Board and Chief Executive Officer since he is dealing with, and is heavily involved in, the day-to-day operations of the Company and its clients, thereby being best positioned to provide insights and strategic information to the Board for consideration. Due to Mr. Ellison’s combined position as Chairman and Chief Executive Officer, we have had a Lead Independent Director while Mr. Ellison holds both positions. All of our other Directors are independent, and all of our Board committees and their chairpersons are independent. Our Board believes that the strong leadership structure provides the Board with an important balance and knowledge base, for several reasons. First, a combined Chairman and Chief Executive Officer position allows us to speak with one voice to our stockholders, counterparties and external constituencies. Second, we operate in the investment industry, which is impacted heavily by real estate risk, investment risk, market risk, credit risk, liquidity risk, legal, compliance and regulatory risk and reputation risk. We believe that these risks are best managed on a daily basis by Mr. Ellison in his dual role as Chairman and Chief Executive Officer and the senior management team who report directly to him, with oversight of the full Board, including Board committees composed solely of outside, independent directors. Third, we have had a strong Lead Independent Director who provides independent oversight over Mr. Ellison and the full Board of Directors, including with respect to the calling of meetings of the Board, executive sessions of the independent members of the Board, and setting the agenda for meetings of the Board and meetings of the independent members of the Board. Historically, our Lead Independent Director has provided important leadership and insight as the Chair of our Audit Committee. We also have empowered other strong independent Directors to chair our Compensation Committee and Nomination/Governance Committee. Each of our independent Directors is authorized to call executive sessions of independent Directors to discuss any subject. Our independent Directors also frequently communicate with each other by telephone between meetings of the Board and committees of the Board on an ad hoc basis as needed.

Our Board believes that this leadership structure provides an effective balance between leadership of the Board and our Company by a strong Chairman and Chief Executive Officer and effective oversight of the Board and our Company by independent Directors.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nomination/Governance Committee. A brief description of these committees is provided below.

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered public accounting firm, reviews and advises our Board of Directors with respect to reports by our independent registered public accounting firm and monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of accounting, internal controls, auditing and federal securities law matters and the review of the scope and results of the annual audit conducted by the independent registered public accounting firm.

The members of the Audit Committee since March 2017 have been Ms. Kurland, Governor de Jongh and Mr. Redleaf. Ms. Kurland has served as the Chair of the Audit Committee since May 2017, and we expect that Governor de Jongh will be appointed as Chair of the Audit Committee effective with Ms. Kurland's departure from the Board. Mr. Redleaf will continue to serve as a member of the Audit Committee, and Mr. Byrd will join the Audit Committee as its third member. It is possible that the independent Director that is ultimately appointed to fill the vacancy caused by the departure of Ms. Kurland could serve as an additional or new third member of the Audit Committee. Each current and proposed member of our Audit Committee is independent as defined in regulations adopted by the SEC and NYSE listing standards. Our Board of Directors has determined that, throughout the 2017-2018 service year, all members of our Audit Committee are, and have been, “financially literate” as defined in SEC rules. Our Board of Directors has also determined that each of Mr. Redleaf and Governor de Jongh qualifies as an “audit committee financial expert” as that term is defined in SEC rules.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. On an annual basis, the Audit Committee reviews and approves its charter. The Committee also evaluates its performance under its charter annually and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed and approved by the Audit Committee in March 2018. The Audit Committee met ten (10) times in 2017.

Compensation Committee. The Compensation Committee of our Board of Directors oversees our Board and employee compensation and employee benefit plans and practices. The Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our named executive officers. With respect to all officers and employees of the Company other than the Chairman/Chief Executive Officer, the Compensation Committee reviews with the Chief Executive Officer and subsequently approves all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to stockholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors. The Compensation Committee has authority for the administration of awards under AAMC’s 2012 Equity Incentive Plan (the “2012 Equity Plan”). The Compensation Committee has the authority to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities at our expense. The Compensation Committee may request that any of our Directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

The members of the Compensation Committee since March 2017 have been Ms. Kurland, Mr. Byrd and Mr. Redleaf, and Mr. Redleaf has served as the Chair of the Compensation Committee since May 2017. Upon the election of the proposed Directors, Nathaniel Redleaf will continue to serve as the Chair of the Compensation Committee, Mr. Byrd will continue to serve as a Compensation Committee member, and Governor de Jongh will be appointed to serve on the Compensation Committee effective with Ms. Kurland's departure from the Board on May 24, 2018. Each current and proposed member of the Compensation Committee is independent as defined by NYSE listing standards. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience.

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. On an annual basis, the Compensation Committee reviews and approves its charter. The Committee also evaluates its performance under its charter annually and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed and approved by the Compensation Committee in March 2018. The Compensation Committee met five (5) times in 2017.

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as Directors and committee members for our Board of Directors; advises our Board of Directors with respect to Board of Directors composition, procedures and committees; develops and recommends to the Board of Directors a set of corporate governance principles and oversees the evaluation of our Board of Directors and our management.

The members of the Nomination/Governance Committee since May 2017 have been Mr. Byrd, Mr. Redleaf and Governor de Jongh. Mr. Byrd has served as the Chair of the Nomination/Governance Committee since May 2017. Upon the election of the proposed Directors, Mr. Byrd will continue to serve as Chair of the Nomination/Governance Committee, and Mr. Redleaf and Governor de Jongh will continue to serve as Nomination/Governance Committee members. Each current and proposed member of our Nomination/Governance Committee is independent as defined in the NYSE listing standards.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. On an annual basis, the Nomination/Governance Committee reviews and approves its charter. The Committee also evaluates its performance under its charter annually and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed and approved by the Nomination/Governance Committee in March 2018. The Nomination/Governance Committee met four (4) times in 2017.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by you, our stockholders. In evaluating all nominees for Director, our Nomination/Governance Committee will take into account the applicable requirements for Directors under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE listing standards. In addition, our Nomination/Governance Committee will take into account AAMC’s best interests as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors.

The Nomination/Governance Committee will consider diversity when it recommends Director nominees to the Board of Directors, viewing diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee will consider diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of our business environment when recommending Director nominees to the Board of Directors, with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our governance and strategic needs. The Nomination/Governance Committee will periodically review the skills and attributes of Board members within the context of the current make-up of the full Board of Directors as the Nomination/

Governance Committee deems appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation or national origin.

The Nomination/Governance Committee will regularly assess the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director will then be identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board of Directors, professional search firms, stockholders or industry sources.

In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors will determine the nominees after considering the recommendation and report of the Nomination/Governance Committee. The Board and Nomination/Governance Committee expect to follow this process in connection with the ultimate replacement of Ms. Kurland. Should a stockholder recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, no stockholder or group of stockholders owning more than 5% of our common stock has put forth any Director nominees.

If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Corporate Secretary at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. You should provide each proposed nominee’s name, biographical data and qualifications. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as Director qualification standards, Board of Directors and committee composition, Director responsibilities, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to our Board of Directors. Our Corporate Governance Guidelines were last reviewed and approved by the Board of Directors in May 2017 and is expected to be amended/approved in the meeting of the Audit Committee scheduled in May 2018. Our Corporate Governance Guidelines are available on our website at www.altisourceamc.com and are available to any stockholder who requests them by writing to our Corporate Secretary at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.

Executive Sessions of Non-Management Directors

Non-management Directors meet in executive session without management representatives periodically.

Communications with Directors

If you desire to contact our Board of Directors or any individual Director regarding AAMC, you may do so by mail addressed to our Corporate Secretary at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. All stockholder communications received in writing will be distributed to our full Board of Directors if addressed to the full Board or to individual Directors if addressed to any of them individually.

Code of Ethics

We adopted a Code of Business Conduct and Ethics that applies to our Directors, executive officers and employees (including our principal executive officer). We also adopted a Code of Ethics for Senior Financial Officers that applies to our principal financial officer and principal accounting officer. Any waivers from the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers must be approved by our Board of Directors or the Audit Committee and will be subsequently disclosed when required by SEC or applicable exchange rules. Our Nomination/Governance Committee reviews our Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers at least once a year and, if necessary, recommends changes to our Board of Directors. Our Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers were last reviewed and approved by the Board of Directors in May 2017 and is expected to be amended/approved in the meeting of the Audit Committee scheduled in May 2018. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.altisourceamc.com and are available to any stockholder who requests a copy by writing to our Corporate Secretary at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC or exchange rules, will either be posted on our website at www.altisourceamc.com or otherwise disclosed in accordance with such rules.

Risk Management and Oversight Process

Our Board of Directors and each of its committees are involved with the oversight of the Company’s risk management.

The Board of Directors and the Audit Committee monitor AAMC’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs.

In its periodic meetings with the external auditors, the Audit Committee discusses the external audit scope, the external auditors’ responsibility under the Standards of the Public Company Accounting Oversight Board (“PCAOB”), accounting policies and practices and other required communications. In addition, through regular reviews with management and, at times, certain employees of AAMC, the Nomination/Governance Committee assists the Board of Directors in monitoring the Company’s governance and succession risks, and the Compensation Committee assists the Board of Directors in monitoring our compensation policies and related risks.

The Board of Directors’ role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and our Chairman, the Board of Directors and its committees providing oversight in connection with these efforts. Our Investment Committee, which is comprised of our Chairman and our Chief Executive Officer, has responsibility for assessing and managing the Company’s risk exposure with respect to transactional and counterparty risk.

BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation received by each non-management member of our Board of Directors who served as a Director during fiscal year 2017. Management members of our Board of Directors do not receive compensation for their service as a Director.

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Total
Ricardo C. Byrd	$76,045	$294,525	$370,570
Dale Kurland	100,113	294,525	394,638
Nathaniel Redleaf (3)	—	—	—
John P. de Jongh Jr.	75,000	79,608	154,608
___________

(1)
Each of Mr. Byrd and Ms. Kurland received 3,400 shares of common stock of AAMC on May 24, 2017 for service on the Board from May 27, 2016, the day after the 2016 Annual Meeting of Stockholders to May 24, 2017, the date of the 2017 Annual Meeting of Stockholders. The number of shares granted was based on a share price of $17.65, which is the average of the high and low sales prices of our common stock on May 27, 2016, and such shares had a grant date fair value calculated under FASB ASC 718 of $18.08. The value of the shares set forth in the table above is based on the average of the high and low sale prices of our common stock on the date of issuance, May 24, 2017, of $86.63 per share.

(2)
Governor de Jongh joined received 919 shares of common stock of AAMC on May 24, 2017 for his service to the Board for the period commencing December 6, 2016 to the date of the 2017 Annual Meeting of Stockholders. The number of shares granted was based on was based on a share price of $30.58, which is the average of the high and low sales prices of our common stock on December 6, 2016 and represents the grant date fair value of such shares under FASB ASC 718. The value of the shares set forth in the table above is based on the average of the high and low sale prices of our common stock on the date of issuance, May 24, 2017, of $86.63 per share.

(3)	Pursuant to Luxor’s policies and procedures, Mr. Redleaf is not entitled to receive any compensation for his membership on our Board of Directors or committees thereof.

On May 25, 2017, Ms. Kurland, Mr. Byrd and Governor de Jongh, being the non-management members of the Board of Directors serving as of such date, were each awarded 667 shares of restricted stock under the Company’s 2012 Equity Incentive Plan for their service to the Board for the period commencing May 25, 2017 to the date of the 2018 Annual Meeting of Stockholders. Upon vesting, each such Director will receive 667 shares of our common stock. Such number of shares was determined dividing $60,000 by the average of the high and low prices, or $89.93 per share, of AAMC common stock on May 25, 2017 and represents the grant date fair value calculated in accordance with FASB ASC 718.

Cash Compensation

As set forth above, we provide the following cash compensation to our non-management Directors in quarterly installments, paid in arrears for their services for the prior quarter:

•	an annual retainer of $70,000;

•
an additional $20,000 to the Lead Independent Director of the Board of Directors, only if the Chairman of the Board is a management Director (if the Chairman of the Board is a non-management director, the Chairman shall receive $50,000);

•	an additional $20,000 to the Audit Committee chairperson;

•	an additional $10,000 to all committee chairpersons (other than the Audit Committee chairperson); and

•	an additional $5,000 to all Audit Committee members.

Equity Compensation

As part of Director compensation, our non-management Directors have received annually restricted shares of common stock of AAMC with a fair market value of $60,000 pursuant to the 2012 Equity Incentive Plan. “Fair Market Value” is defined as the average of the high and low prices of our common stock as reported on the applicable securities exchange on which AAMC is listed or quoted on the first day of the service year. Equity compensation is paid for the prior year of service after each annual organizational meeting of the Board of Directors, which typically follows the Annual Meeting of Stockholders. Shares of our common stock will be awarded if the

Director attends an aggregate of at least 75% of all meetings of the Board of Directors and committees thereof of which the Director is a member during the service year.

For Directors serving less than a full year, such Directors receive a pro rata portion of $60,000 of shares of our common stock based on the high and low sales prices on the first day of his or her service year, multiplied by a fraction, the numerator of which is the number of days served and the denominator of which is 365 days.

Other Compensation

Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

Any Director compensation may be prorated for a Director serving less than a full one (1) year term as in the case of a Director joining the Board of Directors after an Annual Meeting of Stockholders but during the service year.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each person who serves as one of our executive officers, and includes George G. Ellison, our Chief Executive Officer who also serves as Chairman of the Board. Our executive officers are appointed annually by our Board of Directors and generally serve at the discretion of our Board of Directors. There are no arrangements or understandings between us and any person for election as our executive officer. None of our Directors and/or executive officers is related to any other Director and/or executive officer of AAMC or any of its subsidiaries by blood, marriage or adoption.

Name (1)	Age	Position
George G. Ellison	59	Chief Executive Officer and Chairman
Robin N. Lowe	53	Chief Financial Officer
Stephen H. Gray	47	General Counsel and Secretary
Rene Dittrich (2)	46	Chief Accounting Officer
___________

(1)	All information set forth herein is as of April 18, 2018.

(2)	Mr. Dittrich was appointed as Chief Accounting Officer on May 10, 2017.

The principal occupation for at least the last five (5) years, as well as certain other biographical information, for each of our executive officers is set forth below. Mr. Ellison’s background is provided in the section of this proxy statement entitled “Election of Directors” above.

Robin N. Lowe. Mr. Lowe has served as our Chief Financial Officer since October 2014 and has also served as the Chief Financial Officer of Front Yard since October 2014. He oversees all of our financial affairs including financial reporting, treasury, tax and shareholder relations. Prior to his appointment, Mr. Lowe served as Chief Financial Officer of CitiMortgage Inc. from October 2012 to July 2014. From May 2010 to September 2012, Mr. Lowe served as Chief Financial Officer of Citibank Korea, and from October 2008 to April 2010, he served as Chief Financial Officer of Citibank’s South East Asia Pacific region. From May 1995 to September 2008, Mr. Lowe served in lead finance roles with Citibank in various countries and regions. Mr. Lowe is a Fellow of the Institute of Chartered Accountants in England and Wales of which he has been a member since 1992. He holds a Masters Degree in Classics and a Bachelor of Arts, with honors, from Oxford University.

Stephen H. Gray. Mr. Gray has served as our General Counsel and Secretary since November 2012 and has also served as the Chief Administrative Officer of Front Yard since January 2016. Mr. Gray also served as the General Counsel and Secretary of Front Yard from December 2012 to January 2016. Prior to joining AAMC, Mr. Gray was General Counsel and Secretary of LaBranche & Co Inc., a publicly traded financial services company in New York, New York, from May 2004 to December 2011, and was a consulting attorney for The Nielsen Company, a global information and measurement company, during 2012. From June 1998 to May 2004, Mr. Gray was a corporate and securities attorney at the law firm of Fulbright & Jaworski L.L.P. in New York, New York, specializing in, among other things, securities offerings, mergers and acquisitions and general corporate reporting for public and private companies. From January 1996 to June 1998, he was a corporate and securities attorney at the law firm of Brock, Silverstein & McAuliffe, LLC, in New York, New York. He holds a Bachelor of Arts in History from Hobart College and a Juris Doctorate from Widener University School of Law.

Rene Dittrich. Mr. Dittrich has served as our Chief Accounting Officer and has also served as Chief Accounting Officer of Front Yard since May 10, 2017. Prior to joining AAMC, Mr. Dittrich held several positions at Credit Suisse in Zurich, Switzerland, New York, NY and Raleigh, NC over a 19-year career. Most recently, from 2011 through April 2017, Mr. Dittrich led the U.S. accounting function for Credit Suisse and also acted as the Site Lead for the finance group in Credit Suisse’s North Carolina Corporate Center. In this role, Mr. Dittrich focused on financial reporting, regulatory reporting, accounting policy and tax. Prior to 2011, Mr. Dittrich also served as, among other things, Chief Operating Officer for the Regional Controller with oversight for Credit Suisse’s locations in Brazil, Mexico, the Bahamas and Canada and as Vice President of Budgeting and Strategic Planning. Mr. Dittrich is a licensed CPA and has a Bachelor’s degree and a Master’s degree in Business from Zurich University, Switzerland.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

•	each Director and named executive officer of AAMC;

•	all Directors and executive officers of AAMC as a group; and

•	all persons known by AAMC to own beneficially 5% or more of the outstanding common stock.

The table is based upon information supplied to us by Directors, executive officers and principal stockholders and filings under the Exchange Act and is based on an aggregate of 1,610,962 shares issued and outstanding as of April 18, 2018, which does not include 1,218,714 shares held by us in treasury. Unless otherwise indicated, the address of all persons below is: Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.

Shares Beneficially Owned as of April 18, 2018

Name of Beneficial Owner:	Amount	Percent
William C. Erbey (1)	733,523	45.5%
Putnam Investments, LLC (2)	336,732	20.9%
Morgan Stanley & Co, LLC (3)	82,246	5.1%

Directors and Named Executive Officers:	Amount	Percent
George G. Ellison (4)	11,442	*
Robin N. Lowe (5)	5,475	*
Stephen H. Gray (6)	5,231	*
Rene Dittrich (7)	—	—
Ricardo C. Byrd (8)	3,489	*
John P. de Jongh, Jr. (8)	1,329	*
Dale Kurland (8)	3,825	*
Nathaniel Redleaf (9)	—	—
All Directors and Executive Officers as a Group (8 persons) (10)	30,791	1.9%
___________

*	Less than 1%

(1)
Based on information contained in a Schedule 13D/A filed by Mr. Erbey on December 8, 2017 and a Form 5 filed by Mr. Erbey on January 8, 2018. Includes: (a) 83,427 shares held by Mr. Erbey’s spouse, E. Elaine Erbey (“Mrs. Erbey”), (b) 26,293 shares of common stock held by the Carisma Trust, a Nevada trust, the trustee of which is Venia, LLC, a Nevada limited liability company (“Venia”) and (b) 623,803 shares of common stock held by Salt Pond Holdings, LLC, a U.S. Virgin Islands limited liability company (“Salt Pond”) of which the Christiansted Trust, a U.S. Virgin Islands trust (the “C-Trust”), the Frederiksted Trust, a U.S. Virgin Islands trust (the “F-Trust”), and Erbey Holding Corporation, Inc., a Delaware corporation (“Erbey Holding”) are members. Erbey Holding is wholly owned by the Carisma Trust, the trustee of which is Venia (together with Mr. Erbey, Mrs. Erbey, Erbey Holding, Salt Pond, the C-Trust, the F-Trust and the Carisma Trust, the “Reporting Persons”). The members of Venia are Mrs. Erbey, John Erbey (Mr. Erbey's brother) and Andrew Burnett, although Mr. Erbey is given sole investment and voting control over any securities owned by Venia or the Carisma Trust. Mr. Erbey, John Erbey, Mrs. Erbey and Salt Pond are co-trustees of the C-Trust. Mr. Erbey, John Erbey, and Salt Pond are co-trustees of the F-Trust. Mr. Erbey, Erbey Holding, the C-Trust, the F-Trust, the Carisma Trust and Venia each may be deemed to beneficially own the 623,803 shares of common stock held by Salt Pond.

(2)
Based on information contained in a Schedule 13G/A jointly filed with the SEC on February 7, 2018 by Putnam Investments, LLC, Putnam Investment Management, LLC, the Putnam Advisory Company, LLC and Putnam Equity Spectrum Fund (collectively, “Putnam”). Includes 336,732 shares as to which sole dispositive power is claimed and zero shares as to which sole voting power, shared voting power and shared dispositive power is claimed. Putnam’s address is One Post Office Square, Boston, Massachusetts 02109.

(3)
Based on information contained in a Schedule 13G/A jointly filed with the SEC on February 12, 2018 by Morgan Stanley and Morgan Stanley Capital Services LLC (“Morgan Stanley”). Includes 82,246 shares as to which shared voting power is claimed, 81,465 shares as to which shared dispositive power is claimed and zero shares as to which sole voting and dispositive power is claimed. Morgan Stanley’s address is 1585 Broadway, New York, NY 10036.

(4)
Does not include an aggregate of 60,362 restricted shares of our common stock granted under the 2012 Equity Incentive Plan which do not vest within 60 days after April 18, 2018. Mr. Ellison also owns 100 shares of Series B Preferred Stock, which are excluded from the table above because such shares are not transferable and have no voting power.

(5)	Does not include an aggregate of 20,326 restricted shares of our common stock granted under the 2012 Equity Incentive Plan which do not vest within 60 days after April 18, 2018.

(6)
Does not include an aggregate of 2,342 restricted shares of our common stock granted under the 2012 Equity Incentive Plan which do not vest within 60 days after April 18, 2018. Mr. Gray also owns 100 shares of Series C Preferred Stock, which are excluded from the table above because such shares are not transferable and have no voting power.

(7)	Mr. Dittrich owns 100 shares of Series E Preferred Stock, which are excluded from the table above because such shares are not transferable and have no voting power.

(8)	Includes 667 shares issuable to each of Messrs. Byrd and de Jongh and Ms. Kurland for service on our Board of Directors for the 2017 to 2018 service year.

(9)
Mr. Redleaf is a Partner at Luxor. As per Luxor's policies, Mr. Redleaf is not entitled to any compensation, whether cash or stock, for his service on the boards of directors on any portfolio company of Luxor.

(10)
Includes Messrs. Ellison, Lowe, Gray, Dittrich, Byrd, de Jongh, Redleaf and Ms. Kurland. Does not include an aggregate of 80,132 restricted shares of common stock granted to Mr. Ellison, Mr. Lowe and Mr. Gray under the 2012 Equity Incentive Plan, because such restricted shares do not vest within 60 days after April 18, 2018.

Equity Compensation Plan Information

The following table sets forth information as December 31, 2017 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and RSUs	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

Equity Compensation Plans Approved by Security Holders:
2012 Equity Incentive Plan	108,877	$2.10	81,862
2012 Special Equity Incentive Plan	2,082	0.76	—

Equity Compensation Plans Not Approved by Security Holders:
None	—	—	—
Total	110,959	$2.01	81,862

The 2012 Equity Plan allows for grants to be made in a number of different forms, including but not limited to options, restricted stock, restricted stock units and stock appreciation rights. We granted options to purchase our common stock to the option holders of Altisource Portfolio Solutions S.A. (“ASPS”) under the 2012 Equity Plan and the 2012 Special Equity Incentive Plan in connection with the separation from ASPS. Other than the grant of these options, we have granted restricted shares of common stock under the 2012 Equity Incentive Plan and 2012 Special Equity Incentive Plan subject to the vesting requirements described below in “Compensation Discussion and Analysis - Equity Incentive Plan.” We do not expect to grant any additional options or restricted shares under the 2012 Special Equity Incentive Plan, which was limited to the grants on or prior to our separation from ASPS; all future grants will be made out of our 2012 Equity Incentive Plan. We have also issued shares of common stock to our non-management Directors in connection with their service on our Board of Directors as described above in “Director Compensation.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon the Company’s review of Section 16(a) reports and related written representations, the Company believes that all of the Company’s reporting persons complied with their Section 16(a) filing requirements in 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction, Philosophy and Objectives

We believe an effective executive compensation program aligns executives’ interests with stockholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to increase stockholder value. We seek to promote individual service longevity and to provide our executives with long-term incentive opportunities that promote consistent, high-level financial performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies. To achieve these objectives, we generally believe executive compensation packages should include both cash and equity-based compensation that rewards performance as measured against established goals.

This compensation discussion and analysis provides information regarding the following:

•	compensation programs for our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and General Counsel and Secretary;

•	overall objectives of our compensation program and what it is designed to reward;

•	each element of compensation that we provide; and

•	the reasons for the compensation decisions we have made regarding these individuals.

Our named executive officers for 2017 were:

Name	Position
George G. Ellison	Chief Executive Officer
Robin N. Lowe	Chief Financial Officer
Stephen H. Gray	General Counsel and Secretary
Rene Dittrich (1)	Chief Accounting Officer
_________

(1)	Mr. Dittrich was appointed as Chief Accounting Officer on May 10, 2017.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer is involved in the design and implementation of our executive compensation and is typically present at Compensation Committee meetings, except that the Chief Executive Officer is not present during any voting or deliberations on his compensation. The Chief Executive Officer annually will review the performance of each executive officer (other than himself, whose performance is reviewed by the Compensation Committee) and present his conclusions and recommendations regarding incentive award amounts (both cash and stock, as applicable) to the Compensation Committee for its consideration and approval. The Compensation Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer (other than with respect to himself) for development and execution. In connection with our 2017 year-end bonuses, Mr. Ellison was involved with, and recommended compensation for, our named executive officers other than him.

Compensation Consultant

To further the objectives of our compensation program, our Compensation Committee may conduct an analysis of the compensation levels of certain of our named executive officers in conjunction with an independent compensation consultant. For year-end 2017 incentive compensation, our Compensation Committee retained and obtained advice from F.W. Cook & Co. (“F.W. Cook”) as an independent compensation consultant to consider executive compensation recommendations from the Chief Executive Officer for all other named executive officers, compare such recommendations as well as CEO compensation to peers selected by F.W. Cook and recommend year-end cash bonus compensation for all of our named executive officers. Using benchmarking against peer companies of Front Yard and analysis of the peer compensation of internally-managed and externally managed with whom Front Yard competes and from whom AAMC would retain and/or potentially lose talent, the Compensation Committee were advised by F.W. Cook and considered information about such peer companies to determine the year-end cash bonus compensation of our named executive officers. The peer/industry companies considered by F.W. Cook in providing its advice to the Compensation Committee included American Assets Trust, American Homes 4 Rent, BRT Apartments, Dynex Capital, EdR, Hannon Armstrong, Investors Real Estate Trust, Invitation Homes, Independence Realty, iStar, Ladder Capital, RAIT Financial Trust, Redwood Trust, STORE Capital, UMH Properties and Washington REIT. Peers that were removed compared to last year’s peers were due to acquisition activities in the market.

In 2017, at the request of the Compensation Committee, F.W. Cook also reviewed and compared our current senior executive relocation packages and related benefits to the benefits provided to senior executives of other off-shore companies. The goal of such advice was to provide assurances that the relocation benefits we offer to ensure are aligned with industry practices, particularly given the challenges the Company can have in recruiting talent in the U.S. Virgin Islands and the Cayman Islands. Due to the recent 2017 review, the Compensation Committee determined not to review relocation benefits for 2017 year-end compensation decisions. See “Employee Relocation Program” below for more information.

If the Compensation Committee hires a compensation consultant, including F.W. Cook, for future periods, the consultant would be expected to provide research and present information to the Compensation Committee related to compensation trends and “best practices” in executive compensation among peer group companies in a similar line of business and of similar size to AAMC, or its primary client Front Yard, or any of AAMC’s other potential advisory clients. Executive compensation data and other resources provided by the compensation consultant would be expected to set the foundation for the Compensation Committee’s review and analysis of executive compensation levels.

Employment Agreements

We currently do not have employment agreements with any of our named executive officers. However, our employment arrangements provided for a base salary and incentive compensation based on the overall performance of the executive and their importance to the Company as well as satisfaction of pre-established Front Yard and AAMC-specific performance criteria. In addition, the executives may receive benefits such as participation in our health care plan and opportunity to participate in a contributory retirement plan. AAMC reimburses each executive for reasonable costs properly incurred by such executive in the course of his or her employment with us including, without limitation, reimbursement of relocation expenses, if relocation is required, and the provision of certain allowances as described in the Executive Compensation section below.

In addition, in the event that the executive’s employment is terminated by us without “cause” the executive may receive severance benefits of up to six months’ base salary. “Cause” generally is defined as either (i) any willful or grossly negligent conduct (including but not limited to fraud or embezzlement) committed by the executive in connection with his/her employment which conduct in the reasonable determination of the Board of Directors has had or will have a material detrimental effect on our business or (ii) the executive’s conviction of, or entering into a plea of nolo contendere to, a felony involving fraud or embezzlement or such other crime which may bring disrepute upon us, whether or not committed in the course of his or her employment. In these instances, we would also pay standard relocation costs to relocate the executive to their previous domicile prior to being relocated to the U.S. Virgin Islands or the Cayman Islands, as applicable.

Each of our executives has executed an Employee Intellectual Property and Confidentiality Agreement that contains covenants to maintain our confidential information and that all developments by such executive shall be our property.

Elements of Compensation

The current compensation package for our named executive officers consists of base salary and annual incentive compensation. This compensation structure was developed in order to provide each named executive officer with a competitive salary while emphasizing an incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. We believe that the following elements of compensation are appropriate in light of our strategic initiatives, industry, current challenges and environment.

Base Salary.  Base salaries for our named executive officers are established based on individual qualifications and job responsibilities while taking into account compensation levels at similarly situated companies for similar positions.

Base salaries of the named executive officers are expected to be reviewed annually during the performance appraisal process with adjustments made based on market information, internal review of the executive officer’s compensation in relation to other officers, the individual performance of the executive officer and our corporate performance. Salary levels are also considered upon a promotion or other change in job responsibility. Salary adjustment recommendations will be based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. The Compensation Committee will set the base salary for the Chief Executive Officer and approve the base salaries for all other named executive officers.

Annual Incentive Compensation. Pursuant to our annual incentive philosophy, our executives can earn cash awards as determined by the Compensation Committee. Our philosophy provides the Compensation Committee and our management with the authority to establish incentive award guidelines which are further discussed below.

Each named executive officer has a targeted annual cash incentive award that is expressed as a percentage of his or her annual cash total target compensation. In 2017, 42-62% of total annual cash target compensation was payable only upon achievement of certain minimum Company and individual performance levels. The appropriate targeted percentage varies based upon the nature and scope of each named executive officer’s responsibilities. The table below reflects the percentage of each named executive officer’s target total annual cash compensation that was allocated to each of base salary and incentive compensation in 2017 and each named executive officer’s actual total annual cash compensation that was allocated to each of base salary and incentive compensation in 2017:

Name	Base Salary % of Target Total Annual Cash Compensation in 2017	Incentive Compensation % of Target Total Annual Cash Compensation in 2017	Base Salary % of Actual Total Annual Cash Compensation in 2017	Incentive Compensation % of Actual Total Annual Cash Compensation in 2017
George G. Ellison	50%	50%	50%	50%
Robin N. Lowe	50%	50%	53%	47%
Stephen H. Gray	58%	42%	63%	37%
Rene Dittrich (1)	56%	44%	56%	44%
_________

(1)	Mr. Dittrich was appointed as Chief Accounting Officer on May 10, 2017.

Our annual incentive-based cash compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by utilizing a scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process to enhance Company performance, the performance of the Company's primary client, Front Yard, and AAMC and Front Yard long-term stockholder value. This corporate scorecard is approved annually by the Compensation Committee and/or the full Board of Directors and is utilized by the Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to the Chief Executive Officer and other executive officers. During development of the corporate scorecard each year, the Compensation Committee considers the level of difficulty associated with attainment of each goal in the scorecard. The intent of the Compensation Committee is to establish the target goal at a level that is challenging to achieve.

Our corporate scorecard for 2017, as amended, and corresponding achievement levels are detailed below:

Element		Metric	Performance Goals for 2017 Fiscal Year	Performance Goal Achievement for 2017 Fiscal Year
1.	Diversification of AAMC business	Optimize Asset Management Agreement between Front Yard and AAMC for benefit of both parties; create new revenue streams for AAMC
Consider and, if appropriate, amend Asset Management Agreement to better align interests, improve Front Yard G&A and retain AAMC; Potential funding and/or development of SFR properties for Front Yard or other buyers

Continuing to seek further alignment of interests and benefits for Front Yard and AAMC under Asset Management Agreement; revenue streams relating to building of a single-family rental property flow program of rental homes near final development

2.	Hire and develop key talent	Focus on increasing talent pool for AAMC/hire key personnel	Hire and develop key talent to further service Front Yard to keep pace with its growth and build AAMC business
Chief Accounting Officer hired in May 2017, Director of Human Resources and Administration hired in February 2017, IT/Network specialist hired in Aug 2017, and multiple Front Yard direct property management/vendor management personnel hired throughout the year

3.	Regulatory compliance	Maintain AAMC compliance with U.S. Virgin Islands Economic Development Commission (“USVI EDC”) requirements and Registered Investment Adviser (“RIA”) obligations	Maintain compliance with USVI EDC requirements and RIA rules	Achieved compliance throughout the year with no notices of non-compliance received; all regulatory filings were timely and completely made
4.	Increase AAMC’s share price	Increase AAMC’s share price in 2017	AAMC stock price was $53.50 as of December 31, 2016 - Increase stock price during 2017	AAMC stock price increased to $81.60 as of December 31, 2017
5.	Maintain financing arrangements for Front Yard to ensure adequate liquidity	Financing facilities and available liquidity for Front Yard are sufficient to support business objectives	Push out maturities of financing; fix interest rates where appropriate/beneficial; increased and/or stabilize funding capacity
77% of the Front Yard’s debt funding had a duration of over 3.9 years at December 31, 2017 compared to 46% at December 31, 2016, and 26% had fixed interest rates at December 31, 2017, compared to 11% at December 31, 2016

Element		Metric	Performance Goals for 2017 Fiscal Year	Performance Goal Achievement for 2017 Fiscal Year
6.	Increase rental homes under management for Front Yard at appropriate yields	Increase number of homes in Front Yard’s rental portfolio. Maximize the number of purchased/rented homes based on market opportunities	Increase the size of Front Yard’s rental portfolio from 8,603 as of December 31, 2016 to above 10,000 rental homes at appropriate yields
Increased rental portfolio by 3,372 homes to approximately 12,000 rental homes, a 39% increase from December 31, 2016. Increased rental revenue by 155% over December 31, 2016 to $123.6 million as of December 31, 2017 at targeted yields

7.	Improve Front Yard’s stabilized rental home operating metrics	Continue to improve Front Yard’s operating metrics to be in line with or exceed single-family rental competitors	Achieve or exceed industry standard operating metrics for Stabilized Rental Net Operating Income (“Stabilized Rental NOI”) and Stabilized Rental NOI Margin	Achieved target Stabilized Rental Net Operating Income and Stabilized Rental NOI Margin
8.	Maintain appropriate capital markets flow	Continue to complete sales of non-rental assets to recycle liquidity and improve Front Yard’s purchasing power; complete and/or collapse securitizations as appropriate
Sell remaining mortgage loan portfolio; continue sales of non-rental real-estate owned (“REO”) properties to dispose of legacy assets and generate liquidity for purchases of stabilized single-family rental properties

Disposed of substantially all of the Company's mortgage loans, reducing the portfolio by 96% from 3,474 loans at December 31, 2016 to 111 loans as of December 31, 2017. Sold 1,710 legacy REO properties, reducing the portfolio of legacy REO properties by 75% from 1,930 properties at December 31, 2016 to 490 at December 31, 2017

9.	Individual performance - personal evaluation
Efforts to grow revenue and improve profitability, reduce costs, identify and prevent litigation, own and articulate vision, build corporate culture and morale, decision making, succession planning, diagnose problems and identify solutions, maintain effective processes

			Per individual	To be determined by Compensation Committee with recommendation of CEO for all but himself

The incentive award for our Chief Executive Officer and each of our other named executive officers is structured so that compensation opportunities are related to (i) our performance versus the objectives established in the corporate scorecard as described above, (ii) target base and incentive compensation of the peer and industry companies as advised to us by F.W. Cook and (iii) an individual performance appraisal.

The scorecards are communicated to all incentive eligible employees by the employee’s immediate supervisor. This incentive compensation structure is intended to align the goals of our incentive-eligible employees with the overall success of AAMC and Front Yard, as AAMC's primary client, while establishing clear performance standards within their respective business or support units. The goals and initiatives are further cascaded down through the organization to all of our incentive-eligible employees tied to performance against goals that are directly linked to the achievement of our corporate strategic initiatives and the corporate strategic initiatives of Front Yard. Mr. Ellison communicates to, and evaluates the performance under the performance goals for, all our named executive officers other than him. The evaluation of Mr. Ellison’s performance is conducted and communicated to him by the Compensation Committee.

The 2017 personal scorecards for Mr. Ellison and each of Messrs. Lowe, Gray and Dittrich were based on the corporate scorecard goals set forth in the table above as well as an evaluation of their individual performance and leadership as a whole. Each of the goals were weighed and applied by the Compensation Committee for each named executive officer in determining his performance against the goals on an overall basis, taking into consideration their individual performance and the industry compensation levels of the Company’s peers under the advisement of F.W. Cook.

As our Chief Executive Officer, Mr. Ellison utilizes the assessments of each executive officer’s performance, as well as his own observations, to prepare a performance appraisal for each of these named executive officers, which he then communicates to the Compensation Committee. These performance appraisals rate performance based on objective criteria related to two key factors: (i) the executive’s ability to improve and develop their organization throughout the year and (ii) the executive’s strategic contributions to the direction of the Company, as well as the Company's primary client, Front Yard. The Chief Executive Officer’s scorecard performance and personal performance appraisal are determined by the Compensation Committee, taking into consideration whether our performance and corresponding incentive results present a fair representation of the Chief Executive Officer's performance.

For our executives other than Mr. Ellison, Mr. Ellison presents performance appraisal scores to the Compensation Committee and makes recommendations as to the incentive compensation for each such executive officer. The Compensation Committee evaluates the recommendations in light of overall performance and the executive’s business unit or support unit’s performance and makes the final compensation award determinations for each named executive officer. Annual incentive compensation is paid to our executives and other incentive eligible employees following this determination. For 2017, the non-equity and certain equity-based incentive compensation was awarded in February 2018. Please see the Summary Compensation Table under “Executive Compensation” for the actual amounts awarded for 2017 performance.

Following these procedures and the ratings of achievement against their 2017 scorecards, the Compensation Committee determined to award the following cash incentive compensation awards to our named executive officers: Mr. Ellison received 100% of his aggregate target cash bonus opportunity, Mr. Lowe received 88.9% of his aggregate target cash bonus opportunity, Mr. Gray received 84% of his aggregate bonus opportunity and Mr. Dittrich received 100% of his aggregate target cash bonus opportunity.

In determining the bonuses for our named executive officers, the Compensation Committee considered the valuable and substantial contributions they had made to our Company in 2017, the importance to us of retaining and incentivizing them, and the analysis prepared by F.W. Cook comparing our compensation structure to those of companies in the industry in which we and Front Yard compete, which overall is lower than the compensation paid to the similar named executive officers in the peer companies. The Compensation Committee also considered that, although the substantial accomplishments made by such officers were not reflected in AAMC’s GAAP financial performance, such accomplishments were key in setting up AAMC for future success under the Asset Management Agreement with Front Yard and continued to be reflected in the increase in AAMC’s stock price by 53% throughout the year. All of these incentive bonus amounts were paid to our named executive officers in February 2018.

2018 Annual Incentive Compensation. Generally, in the first quarter meetings of the Board of Directors and Board Committees of each fiscal year, the Compensation Committee approves the corporate scorecard and annual incentive components for the Chief Executive Officer and other named executive officers for the upcoming year. The Compensation Committee determined that the following strategic initiatives were important and would be considered in determining the 2018 cash incentive compensation for our named executive officers:

•	AAMC’s financial performance;

•	AAMC’s diversification of business and increased revenue stream;

•	Front Yard’s financial and operating performance;

•	achieving targeted growth of Front Yard’s rental portfolio;

•	capital markets and purchase transactions for Front Yard;

•	maintaining or increasing financing capability and liquidity for Front Yard; and

•	maintaining REIT compliance for Front Yard, and corporate governance and regulatory compliance for AAMC.

Equity Incentive Plan

In December 2012, our prior Board of Directors and AAMC’s sole stockholder approved and implemented the 2012 Equity Incentive Plan. The purpose of the 2012 Equity Incentive Plan is to provide additional incentives to key employees, Directors and other key individuals to make extraordinary contributions to the Company, to assist with the retention of key employees, Directors and other key individuals and to align their interests with the interests of our stockholders. The 2012 Equity Incentive Plan is administered by the Compensation Committee, who authorizes the award of restricted stock, options, stock appreciation rights, stock purchase rights or other equity-based awards to our employees. Options awarded under the 2012 Equity Incentive Plan, if any, may be either “incentive stock options” as defined in Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified stock options, as determined by the Compensation Committee. Currently, other than restricted stock awards with vesting terms, the Compensation Committee does not expect to grant any options, stock appreciation rights, stock purchase rights or other equity based awards under the 2012 Equity Incentive Plan.

Each restricted stock award granted under the 2012 Equity Incentive Plan is, and will be, evidenced by a written award agreement between the participant and us, which describes the award and states the terms and conditions to which the award is subject. If any shares subject to award are forfeited or if any award terminates, expires or lapses without being exercised, shares of common stock subject to such award will again be available for future award.

Our 2012 Equity Incentive Plan allows grants of both performance hurdle-vested stock awards and time-vested stock awards. Prior to 2017, our restricted shares of common stock vest subject to the achievement of stock performance hurdles AAMC, generally related to the performance of AAMC stock price since the date of grant. Due to the relatively low public float and relative volatility of our common stock, in order to better incentivize award recipients, the Compensation Committee commenced granting time-vested restricted stock awards with vesting dates on each of the first three anniversaries of the date of grant.

For performance hurdle-vested awards, if an award recipient’s service with AAMC or any of its affiliates is terminated prior to full vesting of the restricted stock, then the award recipient will forfeit all unvested restricted stock to AAMC, except that (i) if an award recipient’s service is terminated either by us (or an affiliate) without cause or due to death or disability and (ii) if a performance hurdle has already been achieved or is achieved within ninety days of termination, unvested stock for the corresponding tranche will continue to vest; provided that the recipient was employed by AAMC or its affiliates for at least two years prior to termination. For the time-vested restricted stock awards, the awards will continue to vest in accordance with their vesting terms upon termination of their employment unless the recipient’s employment is terminated “for cause.”

On February 20, 2018, the Compensation Committee awarded Mr. Ellison an aggregate of 16,487 shares of AAMC restricted stock with a grant date fair value of $1,055,992, Mr. Lowe an aggregate of 3,903 shares of AAMC restricted stock with a grant date fair value of $249,987, and Mr. Gray an aggregate of 2,342 shares of AAMC restricted stock with a grant date fair value of $150,005. The grant date value of $64.05 per share was determined based on the average of the high and low sales prices on February 20, 2018 of $64.05. Each of these awards shall vest in three equal annual installments on each of February 20, 2019, 2020 and 2021. The award of these shares is not included in the “Summary Compensation Table” because the grants were made following the end of the 2017 fiscal year. None of our other named executive officers received any additional awards of restricted stock.

Any future awards of restricted stock by us may be subject to vesting requirements determined from time to time by the Compensation Committee, which may be different from or similar to the vesting requirements set forth above.

Relocation Program and USVI Preferred Stock Plan

Our principal offices are based in St. Croix, in the U.S. Virgin Islands, and we also have an office in the Cayman Islands. Generally, the employees, including executives, we seek to hire have previously not been based in St. Croix or the Cayman Islands. Rather, the talent we have recruited has generally been located in major metropolitan centers in the United States. In addition, St. Croix is generally more economically depressed and both the Cayman Islands and St. Croix have a higher cost of living compared to most of the major metropolitan areas of the United States where we believe important talent is located and a number of our peer companies are based.

Employee Relocation Program. In order to enable us to recruit top talent and incentivize key personnel to relocate, we offer a relocation package to individuals who are relocating to the U.S. Virgin Islands or the Cayman Islands to work (the “Employee Relocation Program”). The Employee Relocation Program includes relocation benefits such as moving expenses, home sale support, a housing allowance, payment of applicable children’s school tuition fees and payment of “home leave” travel for return trips to the continental United States, in each case subject to certain limits and exceptions. Upon a participant’s departure after at least one year of service or termination without cause, such participant is eligible to receive reimbursement for relocation costs back to the continental United States. We believe that our Employee Relocation Program is necessary to attract and retain talent that is critical to our success. For 2017, each of Messrs. Ellison, Lowe, Gray and Dittrich received benefits under the Employee Relocation Program as set forth in the “Summary Compensation Table” below and accompanying footnotes. In reviewing our relocation program against other off-shore companies, F.W. Cook advised that our packages, although given to more executives than the comparable off shore entities, were generally lower in amount than the comparable off-shore companies and, therefore were within approximately 5% of the median benefits provided at such comparable off-shore companies.

Preferred Stock Plan. Following stockholder approval at the 2016 Annual Meeting of Stockholders, we implemented AAMC’s 2016 Employee Preferred Stock Plan (the “Preferred Stock Plan”). The Preferred Stock Plan authorizes the grant of restricted non-voting Preferred Stock to AAMC’s U.S. Virgin Islands employees. The Preferred Stock Plan was created to induce certain employees to relocate and work in the U.S. Virgin Islands, remain in the employ of AAMC and provide additional incentive to promote the success of AAMC. On January 5, 2017, our Board of Directors authorized the acquisition of 100 shares of Series B Preferred Stock by Mr. Ellison and 100 shares of Series C Preferred Stock by Mr. Gray, and on February 20, 2018, our Board of Directors authorized the acquisition of 100 shares of Series E Preferred Stock by Mr. Dittrich. In March 2017 and February 2018, AAMC declared and paid dividends on the Preferred Stock held by Messrs. Ellison and Gray, as well as other U.S. Virgin Islands employees of AAMC. Details regarding the dividends paid to Messrs. Ellison, Gray and Dittrich in each year are set forth in the footnotes to their “Other Compensation” column of the “Summary Compensation Table” below. Because Mr. Lowe was not located in the U.S. Virgin Islands, he did not participate in the Preferred Stock Plan.

Stock Ownership Policies

Although we do not have stock ownership requirements, our philosophy is that equity ownership by our Directors and executives is important to attract, motivate, retain and to align their interests with the interests of our stockholders.  The Compensation Committee believes that our various equity incentive plans are adequate to achieve this philosophy. We also maintain an insider trading policy detailing our trading window period for Directors, executive officers and other employees.

Other Compensation

The Compensation Committee’s policy with respect to other employee benefit plans is to provide benefits to our employees, including executive officers, which are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.

Potential Payments upon Termination or Change in Control

Below is a description of the amounts payable to each currently employed named executive officer, assuming the executive’s employment had terminated under various scenarios as of December 31, 2017. Due to the number of factors that affect the nature and amount of any benefits under the various scenarios, actual amounts paid or distributed may be different.

Under our employment arrangements with each of Messrs. Ellison, Lowe, Gray and Dittrich, in the event that his employment is terminated by us without “cause,” he may receive severance benefits of up to six months’ base salary. In these instances, we would also pay standard relocation costs to relocate the executive to his previous domicile prior to being relocated to the U.S. Virgin Islands or the Cayman Islands, as applicable. If any of our executives’

employment is terminated for cause, his employment may be terminated without notice and with no liability to make any further payment to him, other than amounts accrued and unpaid as of the date of his termination.

In order to obtain the benefits provided under each executive’s termination provisions, the executive would first be required to execute a release of claims with us that will include a waiver and release of any and all claims he may have against us. As of December 31, 2017, the separation payment each executive would have received upon termination, other than for cause, based on a six-month separation payment, would have been $225,000 for Mr. Ellison, $225,000 for Mr. Lowe, $182,500 for Mr. Gray and $130,000 for Mr. Dittrich, as well as six months of medical insurance benefits for continued medical insurance benefits with a value of approximately $10,779 for Mr. Ellison, $12,219 for Mr. Lowe, $14,555 for Mr. Gray and $10,399 for Mr. Dittrich. Under the terms of their outstanding restricted stock award agreements, each of Messrs. Ellison and Lowe would vest, and Mr. Ellison would receive vesting of common stock with a value of $4,169,923 and Mr. Lowe would receive vesting of common stock with a value of $1,451,827, based on AAMC’s closing stock price of $81.60 per share on December 31, 2017.

The Compensation Committee may in its discretion revise, amend or add to the benefits of each executive officer.

None of our executive officers currently has an arrangement in which they would be entitled to a payment on a change of control, other than payments for termination described above to the extent the surviving party in a change of control transaction assumes the employment arrangements described above.

Pay Ratio

The below table shows the ratio of the median annual total compensation of all employees of the Company (excluding the Chief Executive Officer) to the annual total compensation of our Chief Executive Officer. In determining the median employee, a listing was prepared of all current employees as of December 31, 2017. To determine the median employee, we included the annual base salary as of December 31, 2017 and incentive compensation related to the 2017 fiscal year. Once the median employee was identified, for purposes of comparison to the Chief Executive Officer, we then calculated the total cash compensation for that employee in the same manner as the total cash compensation (Base Salary plus Non-Equity Incentive Compensation) shown for our CEO in the Summary Compensation Table.

Median employee total annual compensation	$51,081
Mr. Ellison, Chief Executive Officer, total annual compensation	$2,668,257
Ratio of Chief Executive Officer to median employee compensation	52:1

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
April 24, 2018	Dale Kurland, Chair
Ricardo C. Byrd, Director
Nathaniel Redleaf, Director

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received by our named executive officers for the fiscal years 2015, 2016 and 2017.

Name and Principal Position	Year	Salary (1)		Stock Awards		Non-Equity Incentive Compensation (2)	All Other Compensation (3)		Total
George G. Ellison, Chief Executive Officer	2015	$398,077	(4)	$8,011,048	(5)	$675,000	$89,844	(6)	$9,173,969
	2016	450,000		—		450,000	111,985	(6)	1,011,985
	2017	450,000		1,270,167	(7)	450,000	498,090	(6)	2,668,257
Robin N. Lowe, Chief Financial Officer	2015	$450,000		$32,682	(5)	$550,000	$117,555	(8)	$1,150,237
	2016	450,000		—		400,000	120,990	(8)	970,990
	2017	450,000		—		400,000	108,137	(8)	958,137
Stephen H. Gray, General Counsel and Secretary	2015	$328,863	(9)	$—		$250,000	$270,887	(10)	$849,750
	2016	350,000		—		210,000	116,795	(10)	676,795
	2017	361,538	(11)	—		210,000	259,245	(10)	830,783
Rene Dittrich, Chief Accounting Officer	2015	$—		$—		$—	$—		$—
	2016	—		—		—	—		—
	2017	175,000	(12)	—		140,000	74,878	(13)	389,878
__________________

(1)	Represents amounts paid by AAMC in the corresponding year.

(2)
Consists of the cash annual incentive compensation related to performance measures satisfied in each year and awarded in the first quarter of the following year. For example, non-equity incentive compensation earned in 2017 was paid in February 2018.

(3)
Consists of contributions from AAMC to each executive officer for relocation expenses, as applicable; supplemental living expenses; car allowances, as applicable; education allowances, as applicable; travel allowances and medical benefits, as detailed below more fully in the respective footnotes below.

(4)	The amount provided in 2016 represents Mr. Ellison’s base salary of $450,000 prorated for the period from February 17, 2015 to December 31, 2015.

(5)
Represents the grant date fair value of restricted shares of our common stock, which grants are subject to the vesting conditions described in “Compensation Discussion and Analysis - Equity Incentive Plan.” On February 17, 2015, Mr. Ellison received a grant of 14,711 shares of restricted stock with a grant date fair value of $7,988,982, which was determined using a Monte Carlo simulation valuation methodology. The fair value amount in 2015 for Mr. Ellison’s stock awards also includes $22,066 related to the December 31, 2015 amendment of his restricted stock agreement to adjust the stock performance hurdles for vesting of his restricted stock described above under “Equity Incentive Plan.” The $32,682 fair value amount in 2015 for Mr. Lowe consists of the December 31, 2015 amendment of his restricted stock agreement dated October 8, 2014 to adjust the stock performance hurdles for vesting of his restricted stock described above under “Equity Incentive Plan.”

(6)
The amount in 2015 includes $71,629 for expenses relating to Mr. Ellison’s employment in the U.S. Virgin Islands from February 17, 2015 to December 31, 2015, consisting of $61,729 for moving and supplemental living expenses under his relocation package and $9,900 for rental car reimbursement, plus $18,215 in medical insurance benefits. The amount in 2016 includes $79,250 for expenses relating to Mr. Ellison’s employment in the U.S. Virgin Islands, consisting of $67,370 for supplemental living expenses under his relocation package and $11,880 for rental car reimbursement, plus $32,735 in medical insurance benefits. The amount in 2017 includes $67,394 for supplemental living expenses relating to Mr. Ellison’s employment in the U.S. Virgin Islands, $22,596 in medical and life insurance benefits, $8,100 of 401(k) employer matching contributions and an aggregate dividend of $400,000 on his 100 shares of Series B Preferred Stock on March 22, 2017. Mr. Ellison also received an aggregate dividend of $550,000 on his 100 shares of Series B Preferred Stock on February 28, 2018. This amount will be included in Mr. Ellison’s 2018 “All Other Compensation” column in the Company’s proxy statement for its 2019 Annual Meeting of Stockholders.

(7)
On March 7, 2017, Mr. Ellison received a grant of 16,164 shares of restricted stock with a grant date fair value of $1,270,167, which was determined based on the average of the high and low sales prices of our common stock on the date of grant. These restricted shares are subject to service-based vesting requirements and will vest ratably on each of March 7, 2018, 2019 and 2020.

(8)
The amount provided in 2015 includes $105,271 for expenses relating to Mr. Lowe’s employment in the Cayman Islands, consisting of $74,400 for supplemental living and storage expenses under his relocation package and $27,072 for rental car reimbursement, plus $3,799 for Cayman Islands government-required pension benefits and $12,284 in medical insurance benefits. The amount provided in 2016 includes $94,704 for expenses relating to Mr. Lowe’s employment in the Cayman Islands, consisting of $74,400 for supplemental living expenses under his relocation package and $20,304 for rental car reimbursement, plus $3,659 for Cayman Islands government-required pension benefits and $22,627 in medical insurance benefits. The amount provided in 2017 includes $80,040 for expenses relating to Mr. Lowe’s employment in the Cayman Islands, consisting of $74,400 for supplemental living expenses under his relocation package and $5,640 for rental car reimbursement, plus $3,658 for Cayman Islands government-required pension benefits and $24,439 in medical insurance benefits.

(9)	The amount provided in 2015 represents Mr. Gray’s increase in base salary to $350,000 for the period of March 15, 2015 to December 31, 2015.

(10)
The amount provided in 2015 includes $93,457 for expenses relating to Mr. Gray’s employment in the U.S. Virgin Islands, consisting of $54,857 for supplemental living and storage expenses under his relocation package and $38,600 of education expense for his minor children, plus $13,887 in medical insurance benefits. The amount provided in 2015 also includes a one-time bonus of $163,543 in October 2015 to Mr. Gray due to an under-withholding of taxes in connection with the vesting of restricted stock of Mr. Gray in 2014 in exchange for Mr. Gray’s returning an aggregate of 118 shares of common stock to the Company, which would have been withheld by the Company at the time of vesting. The amount provided in 2016 includes $90,527 for expenses relating to Mr. Gray’s employment in the U.S. Virgin Islands, consisting of $50,527 for supplemental living and storage expenses under his relocation package and $40,000 of education expense for his minor children, plus $2,735 in 401(k) employer matching contributions and $23,533 in medical insurance benefits. The amount provided in 2017 includes $115,837 for expenses relating to Mr. Gray’s employment in the U.S. Virgin Islands, consisting of $50,551 for supplemental living and storage expenses under his relocation package, $55,058 of education expense for his minor children and $10,228 of home travel leave expenses, plus $13,500 in 401(k) employer matching contributions, $29,908 in medical and life insurance benefits, and an aggregate dividend of $100,000 on his 100 shares of Series C Preferred Stock on March 22, 2017. Mr. Gray also received an aggregate dividend of $125,000 on his 100 shares of Series C Preferred Stock on February 28, 2018. This amount will be included in Mr. Gray’s 2018 “All Other Compensation” column in the Company’s proxy statement for its 2019 Annual Meeting of Stockholders.

(11)	The amount provided in 2017 represents Mr. Gray’s increase in base salary to $365,000 for the period of March 26, 2017 to December 31, 2017.

(12)	The amount provided in 2017 represents Mr. Dittrich's base salary of $260,000 prorated for the period from May 10, 2017 to December 31, 2017.

(13)
The amount provided in 2017 includes $62,311 for expenses relating to Mr. Dittrich’s employment in the U.S. Virgin Islands, consisting of $34,454 for housing expense, $10,096 of education expense for his minor child, $958 of home travel leave expenses and $16,803 of relocation expenses, plus $12,567 in medical and life insurance benefits. Mr. Dittrich also received an aggregate dividend of $50,000 on his 100 shares of Series E Preferred Stock on February 28, 2018. This amount will be included in Mr. Dittrich’s 2018 “All Other Compensation” column in the Company’s proxy statement for its 2019 Annual Meeting of Stockholders.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of options granted to each of the persons named in the Summary Compensation Table in connection with AAMC’s separation from ASPS on December 21, 2012 and the restricted stock awarded to each of them in 2014, 2015 and 2017, as applicable. There were no options granted to any of our named executive officers. The number and value of shares of restricted stock held by our named executive officers that had not vested at December 31, 2017 are provided in columns (g) and (h) below.

	OPTION AWARDS			RESTRICTED STOCK AWARDS
(a)	(b)	(e)	(f)	(g)		(h)
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested (2)
George G. Ellison	—	$—	—	51,102	(3)	$4,169,923
Robin N. Lowe	—	—	—	17,792	(4)	1,451,827
Stephen H. Gray	—	—	—	—		—
Rene Dittrich	—	—	—	—		—

______________

(1)
The number of shares in column (g) represent the awards of restricted stock under AAMC’s 2012 Equity Incentive Plan that remain unvested as follows: (a) Mr. Ellison received 44,132 restricted shares of common stock on February 17, 2015 with a grant date fair value of $7,988,982, of which 34,938 shares remain unvested at December 31, 2017; (b) Mr. Ellison received 16,164 restricted shares of common stock on March 7, 2017 with a grant date fair value of $1,270,167, all of which remain unvested at December 31, 2017; and (c) Mr. Lowe received 21,898 restricted shares of common stock on October 8, 2014 with a grant date value of $14,399,269, of which 17,792 shares remain unvested at December 31, 2017.

(2)
Market value was calculated by multiplying the number of shares in column (g) by $81.60 which was the closing price of AAMC’s common stock as quoted on NYSE MKT on December 29, 2017 (the last business day of fiscal year 2017).

(3)
As Mr. Ellison’s restricted stock agreement dated February 17, 2015 was amended on December 31, 2015, Mr. Ellison’s shares granted will vest in the following three tranches: (A) One third (33.33%) of the shares will begin to vest in four equal annual installments on October 12, 2017, 2018, 2019 and 2020; (B) one-half (50%) of the shares will begin to vest in four equal annual installments on October 13, 2017, 2018, 2019 and 2020 and (C) one-sixth (16.67%) of the shares will begin to vest in four equal annual installments on January 13, 2018, 2019, 2020 and 2021.

(4)
As Mr. Lowe’s restricted stock agreement dated October 8, 2014 was amended on December 31, 2015, Mr. Lowe’s shares granted thereunder will vest in the following three tranches: (A) One quarter (25%) of the shares will vest as follows: 25% of such amount will vest on October 12, 2017 and 75% of such amount will vest on October 12, 2018; (B) one-half (50%) of the shares will vest as follows: 25% of such amount will vest on October 13, 2017 and 75% of such amount will vest on October 13, 2018 and (C) one-quarter (25%) of the shares will vest as follows: 25% of such amount will vest on January 13, 2018 and 75% of such amount will vest on January 13, 2019.

Grants of Plan-Based Awards

On March 7, 2017, Mr. Ellison received a grant of 16,164 shares of restricted stock with a grant date fair value of $1,270,167, which was determined based on the average of the high and low sales prices of our common stock on the date of grant. These restricted shares are subject to service-based vesting requirements and will vest ratably on each of March 7, 2018, 2019 and 2020. Although not contained in the table above due to the award after December 31, 2017, on February 20, 2018, the Compensation Committee awarded Mr. Ellison an aggregate of 16,487 shares of AAMC restricted stock with a grant date fair value of $1,055,992, Mr. Lowe an aggregate of 3,903 shares of AAMC restricted stock with a grant date fair value of $249,987 and Mr. Gray an aggregate of 2,342 shares of AAMC restricted stock with a grant date fair value of $150,005.

Option Exercises

None of our named executive officers had any options to purchase our common stock. Therefore, none of our named executive officers exercised any options during the year ended December 31, 2017.

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Two)

As previously disclosed in the Company's Current Report on Form 8-K filed on May 25, 2017, pursuant to the approval of the Audit Committee of the Board of Directors (the “Audit Committee”), on May 19, 2017, the Company dismissed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm, and engaged Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. The decision to dismiss Deloitte and engage EY was made as a result of a competitive bidding process to determine the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2017.

Deloitte's reports on the consolidated financial statements of the Company as of and for year ended December 31, 2016 did not contain any adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal year ended December 31, 2016 and the subsequent interim period from January 1, 2017 through May 19, 2017, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures that, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports. There were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K during the interim period from January 1, 2017 through May 19, 2017.

During the Company’s fiscal year ended December 31, 2016, there was one “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K, which are described below.

As previously disclosed in the Company’s Quarterly Report on Form 10-Q/A for the three months ended June 30, 2016, the Company had concluded that its disclosure controls and procedures as of June 30, 2016 were not effective at the reasonable assurance level. This conclusion was based solely on a material weakness in the Company’s internal control over financial reporting relating to the operation of its review procedures for the consolidated financial statements and footnotes, which resulted in an error in the disclosure of loss per share of common stock for the three and six months ended June 30, 2016. Although the Company had correctly reported the net loss attributable to stockholders and weighted average common stock outstanding for the period ended June 30, 2016, an error was identified in the loss per share of common stock for the three and six months ended June 30, 2016, causing the Company to amend the Form 10-Q to correct the error. This material weakness was fully remediated by the Company as of December 31, 2016.

The Audit Committee has discussed the subject matter of the foregoing material weakness with Deloitte, and the Company has authorized Deloitte to respond fully to the inquiries of EY concerning this matter.

During the fiscal year ended December 31, 2016 and the subsequent interim period through May 19, 2017, neither the Company nor anyone on its behalf consulted with EY regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

The Company provided Deloitte with a copy of the foregoing disclosures and requested that Deloitte furnish the Company with a letter addressed to the SEC stating whether or not Deloitte agreed with such disclosures or, if not, stating the respects in which it does not agree. The Company has received the requested letter from Deloitte, and a copy of the letter is filed as Exhibit 16.1 to the Company's Current Report on Form 8-K filed on May 25, 2017.

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2018. The Audit Committee has further directed that such appointment be submitted for ratification by our stockholders at the Annual Meeting.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from our stockholders. To ratify the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2018, the affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

Report of the Audit Committee

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board of Directors”) has:

•	Reviewed and discussed with management AAMC’s audited financial statements as of and for the year ended December 31, 2017;

•	Discussed with Ernst & Young LLP, AAMC’s independent registered public accounting firm, the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) standards; and

•
Received and reviewed the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP their independence.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in AAMC’s Annual Report on Form 10-K for the year ended December 31, 2017.

Audit Committee:
April 24, 2018	Dale Kurland, Chair
Nathaniel Redleaf, Director
John P. de Jongh, Jr., Director

Ernst & Young LLP Fees

The following table shows the aggregate fees billed to AAMC for professional services by Ernst & Young LLP with respect to our fiscal year ended December 31, 2017:

Category	2017
Audit Fees	$386,000
Audit-Related Fees	—
Tax Fees	16,885
All Other Fees	—
Total	$402,885

Audit Fees. This category includes the aggregate fees and expenses billed for professional services rendered for the audits of AAMC’s consolidated financial statements for the fiscal year ended December 31, 2017, for reviews of the financial statements included in AAMC’s quarterly reports on Form 10-Q during fiscal year 2017 and for services that are normally provided by the independent registered public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees. This category includes the aggregate fees billed for audit-related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees.” We did not incur any such other fees for the year ended December 31, 2017.

Tax Fees. This category would include the aggregate fees billed for professional services rendered by the independent registered public accounting firm for tax compliance and tax planning.

All Other Fees. This category would include the aggregate fees billed for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” We did not incur any such other fees for the year ended December 31, 2017.

The Audit Committee considered the fees paid to Ernst & Young LLP for the fiscal year ended December 31, 2017 and determined that the services and fees are compatible with the independence of Ernst & Young LLP.

Audit Committee Pre-Approval Policy

The Audit Committee is required to pre-approve the audit and (unless the de minimus exception of applicable law permits) non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered certified public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. For the fiscal year ended December 31, 2017, all fees associated with the independent registered public accounting firm’s services were pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

The Board of Directors has adopted policies and procedures for the review, approval and monitoring of transactions involving AAMC and related persons (Directors, nominees for election as Director and named executive officers or their immediate family members or stockholders owning 5% or greater of the Company’s outstanding stock or their immediate family members) within our written Code of Business Conduct and Ethics, which is available at www.altisourceamc.com. The policies and procedures are not limited to related person transactions that meet the threshold for disclosure under the relevant SEC rules as the policies and procedures broadly cover any situation in which a conflict of interest may arise.

Any situation that potentially involves a conflict of interest is to be immediately disclosed to the Company’s General Counsel who, in consultation with management and the Audit Committee chair and with outside counsel, as appropriate, must assess the nature and extent of any concern and then recommend any follow up action, as needed. The General Counsel will notify the Chair of the Audit Committee if any such situation requires notice to or approval of the Audit Committee of the Board of Directors.

Related persons are required to obtain the approval of the Audit Committee of the Board of Directors for any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors including, but not limited to, (i) whether the transaction is in the best interests of AAMC; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to AAMC.

Relationship with Front Yard

Asset Management Agreement with Front Yard

On March 31, 2015, we entered into an asset management agreement (the “AMA”) with Front Yard and its subsidiary, Front Yard Residential, L.P. The AMA, which became effective on April 1, 2015, provides for a management fee structure as follows:

•
Base Management Fee. We are entitled to a quarterly Base Management Fee equal to 1.5% of the product of (i) Front Yard's average invested capital (as defined in the Current AMA) for the quarter multiplied by (ii) 0.25, while Front Yard has fewer than 2,500 SFR properties actually rented (“Rental Properties”). The Base Management Fee percentage increases to 1.75% of invested capital while Front Yard has between 2,500 and 4,499 Rental Properties and increases to 2.0% of invested capital while Front Yard has 4,500 or more Rental Properties;

•
Incentive Management Fee. We are entitled to a quarterly Incentive Management Fee equal to 20% of the amount by which Front Yard's return on invested capital (based on AFFO defined as Front Yard's net income attributable to holders of common stock calculated in accordance with GAAP plus real estate depreciation expense minus recurring capital expenditures on all of Front Yard's real estate assets owned) exceeds an annual hurdle return rate of between 7.0% and 8.25% (or 1.75% and 2.06% per quarter), depending on the 10-year treasury rate. To the extent Front Yard has an aggregate shortfall in its return rate over the previous seven quarters, that aggregate return rate shortfall gets added to the normal quarterly 1.75% return hurdle for the next quarter before we are entitled to an incentive management fee. The Incentive Management Fee increases to 22.5% while Front Yard has between 2,500 and 4,499 Rental Properties and increases to 25% while Front Yard has 4,500 or more Rental Properties; and

•	Conversion Fee. We are entitled to a quarterly conversion fee equal to 1.5% of the market value of assets converted into leased single-family homes by Front Yard for the first time during the quarter.

Because Front Yard has more than 4,500 Rental Properties, we are entitled to receive a base management fee of 2.0% of Front Yard’s invested capital and a potential incentive management fee percentage of 25% of the amount by which Front Yard exceeds its then-required return on invested capital threshold.

Front Yard has the flexibility to pay up to 25% of the incentive management fee to us in shares of its common stock.

Under the AMA, Front Yard reimburses us for the compensation and benefits of the General Counsel dedicated to Front Yard and certain other out-of-pocket expenses incurred on Front Yard's behalf.

The AMA requires that we are the exclusive asset manager for Front Yard for an initial term of 15 years from April 1, 2015, with two potential five-year extensions, subject to Front Yard achieving an average annual return on invested capital of at least 7.0%. Under the AMA, neither party is entitled to terminate the AMA prior to the end of the initial term, or each renewal term, other than termination by (a) us and/or Front Yard “for cause” for certain events such as a material breach of the AMA and failure to cure such breach, (b) Front Yard for certain other reasons such as its failure to achieve a return on invested capital of at least 7.0% for two consecutive fiscal years after the third anniversary of the AMA or (c) Front Yard in connection with certain change of control events.

No Incentive Management Fee under the Current AMA was payable to us during 2017 because Front Yard's return on invested capital (as defined in the Current AMA) for the previous seven quarters was below the required hurdle rate.

Aggregate Management Fees and Expense Reimbursements Paid to AAMC by Front Yard in 2017

In 2017, the aggregate fees paid to AAMC under the AAMC by Front Yard were $17,300,506 in management fees and $859,401 in expense reimbursements.

Equity Plans

Options Granted in Separation from ASPS

In connection with our separation from ASPS in December 2012, we adopted the 2012 Equity Plan and the 2012 Special Equity Incentive Plan. In the separation transaction, we issued options to purchase 242,771 shares of our common stock with a weighted average exercise price of $1.52 per share at December 31, 2012 under the 2012 Equity Plan to ASPS employees holding ASPS stock options immediately prior to the separation, representing the same exchange ratio as the separation transaction of one share for every ten shares represented by the ASPS options. We also issued options to purchase 63,053 shares of our common stock with a weighted average exercise price of $0.75 per share at December 31, 2012 under the Special Option Plan to non-employee holders of ASPS stock options using the same exchange ratio. These options expire on the same dates as they expired under the ASPS plans. Because the options were granted as part of the separation to holders of ASPS stock options, no share-based compensation related to these options is included in our consolidated financial statements appearing in our Annual Report on Form 10-K. None of these options have ever been held by, or were exercised by, any of our named executive officers. No additional shares of common stock are issuable under the 2012 Equity Plan other than shares of restricted stock issuable to our Directors and employees. No additional shares of common stock are issuable under the 2012 Special Equity Incentive Plan.

STOCKHOLDER PROPOSALS

Any proposal which a stockholder desires to have included in our proxy materials, pursuant to SEC Rule 14a-8, relating to our Annual Meeting of Stockholders for next year, which is expected to be held on or about May 24, 2019, must be received no later than December 31, 2018. A proposal must comply with Rule 14a-8 and the SEC’s proxy rules. In accordance with Rule 14a-8, this deadline could change if next year’s Annual Meeting of Stockholders date is held sooner or later.

Stockholder proposals and director nominations for the 2019 Annual Meeting of Stockholders should be directed to our Corporate Secretary at 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.

We did not receive notice of any stockholder proposals relating to the 2018 Annual Meeting of Stockholders.  If any other matters properly come before the 2018 Annual Meeting of Stockholders, the persons designated as proxies intend to vote in accordance with their discretion on such matters.

ANNUAL REPORTS

A copy of our Annual Report on Form 10-K for the year ended December 31, 2017 was made available to stockholders on March 1, 2018. The annual report can be found on our website www.altisourceamc.com under “Shareholders - Financial Information.”

We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the record date for the meeting, on written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2017, required to be filed by us with the SEC under the Exchange Act. Such requests should be directed to Investor Relations at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.

OTHER MATTERS

Proxies may be solicited on behalf of the Board of Directors by mail or electronic means. Additionally, we may hire a proxy solicitor to help reach the quorum requirement. If we do so, we will pay a reasonable fee in relation to these services.

Copies of the annual report for 2017 and this Proxy Statement will be made available to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) “FOR” each of the nominees for Director and (2) “FOR” the ratification of Ernst & Young LLP to be our independent registered public accounting firm for 2018. Should any matter not described above be properly presented at the meeting, each proxy received will be voted in accordance with the discretion of the persons appointed as proxies.

If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your broker, bank or other nominee may only deliver one (1) copy of this proxy statement and our 2017 annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one (1) or more of the stockholders. Stockholders at an address to which a single copy of this proxy statement and our 2017 annual report was sent may request a separate copy by contacting Investor Relations at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820, or by calling our Secretary at (770) 644-7450. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.

ALTISOURCE ASSET MANAGEMENT CORPORATION
5100 TAMARIND REEF
CHRISTIANSTED, VI 00820

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2018.. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1A George G. Ellison	☐	☐	☐
1B Ricardo C. Byrd	☐	☐	☐
1C John P. de Jongh, Jr.	☐	☐	☐
1D Nathaniel Redleaf	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000380938_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

ALTISOURCE ASSET MANAGEMENT CORPORATION
Annual Meeting of Stockholders
May 24, 2018 8:30 AM AST
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) George G. Ellison and Robin N. Lowe, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ALTISOURCE ASSET MANAGEMENT CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Atlantic Standard Time on May 24, 2018 at the Buccaneer Hotel, located at 5007 Estate Shoys, Christiansted, USVI 00820, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000380938_2 R1.0.1.17